Exhibit 99.2

NAVIENT REPORTS SECOND-QUARTER 2024 FINANCIAL RESULTS

HERNDON, Va., July 24, 2024 — Navient (Nasdaq: NAVI) today released its second-quarter 2024 financial results.

OVERALL RESULTS	• GAAP net income of $36 million ($0.32 diluted earnings per share). • Core Earnings(1) of $33 million ($0.29 diluted earnings per share).
SIGNIFICANT ITEMS

•   GAAP and Core Earnings results included a net reduction to pre-tax income of $35 million ($0.24 diluted loss per share) comprised of the following items:

○   $16 million ($0.11 diluted loss per share) of restructuring expenses and $12 million ($0.08 diluted loss per share) of regulatory-related expenses.

○   FFELP Loan prepayments of $2.5 billion (compared to $1.6 billion in first-quarter 2024), resulting in the write-off of an additional $7 million ($0.05 diluted loss per share) of loan premium, a non-cash reduction to net interest income, compared to the prior quarter.

CEO COMMENTARY – “We achieved several key milestones on our strategic actions,” said David Yowan, president and CEO, Navient. “We are aggressively and deliberately making meaningful progress on future milestones, and remain confident in our ability to achieve our targeted expense reductions within the timelines announced earlier this year. During the quarter, we entered into a variable cost outsourcing agreement with a third-party student loan servicer, actively began evaluating options to divest our business processing division, and took steps toward a leaner corporate footprint.”

SECOND-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT

•   Net income of $28 million.

•   Net interest margin of 0.36%.

•   Successfully finalized servicing outsourcing agreement with MOHELA, a leading provider of student loan servicing for government and commercial enterprises.

CONSUMER LENDING SEGMENT

•   Net income of $60 million.

•   Net interest margin of 2.89%.

•   Originated $278 million of Private Education Loans.

•   Successfully finalized servicing outsourcing agreement, as noted above. The Earnest team continues to provide customer service for Earnest and NaviRefi clients.

BUSINESS PROCESSING SEGMENT

•   Revenue of $81 million.

•   Net income of $15 million and EBITDA(1) of $20 million.

•   EBITDA margin of 25%.

•   Launched process to identify options to divest the Business Processing division to further simplify our business.

CAPITAL & FUNDING

•   GAAP equity-to-asset ratio of 4.9% and adjusted tangible equity ratio(1) of 8.2%.

•   Repurchased $38 million of common shares. $209 million common share repurchase authority remains outstanding.

•   Paid $17 million in common stock dividends.

•   Issued $728 million of asset-backed securities.

OPERATING EXPENSES	• Operating expenses of $154 million, excluding $12 million of regulatory-related expenses.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns and manages a portfolio of FFELP federally guaranteed student loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q24	1Q24	2Q23

Net interest income	$33	$53	$106
Provision for loan losses	(2)	1	5
Other revenue	17	17	15

Total revenue	52	69	116
Expenses	16	17	18

Pre-tax income	36	52	98

Net income	$28	$40	$76

Segment net interest margin	.36%	.55%	.97%
FFELP Loans:
FFELP Loan spread	.49%	.66%	1.07%
Provision for loan losses	$(2)	$1	$5
Net charge-offs	$10	$10	$19
Net charge-off rate	.14%	.13%	.22%
Greater than 30-days delinquency rate	13.5%	13.2%	16.1%
Greater than 90-days delinquency rate	7.0%	6.6%	8.2%
Forbearance rate	16.8%	16.0%	16.0%
Average FFELP Loans	$34,741	$37,158	$41,869
Ending FFELP Loans, net	$32,940	$35,879	$40,851

(Dollars in billions)
Total federal loans serviced	$38	$42	$47

DISCUSSION OF RESULTS — 2Q24 vs. 2Q23

•	Net income was $28 million compared to $76 million.

•

Net interest income decreased $73 million primarily due to the paydown of the loan portfolio, which included an increase in prepayments. The increase in prepayments of $1.9 billion ($2.5 billion in the current quarter compared with $600 million in the year-ago quarter) resulted in the write-off of an additional $20 million of loan premium in the current quarter compared with the year-ago quarter. This reduced the net interest margin by 22 basis points. There was also a decrease in net interest income due to the impact of increasing interest rates on the different index resets for the segment’s assets and debt.

•	Provision for loan losses decreased $7 million. The $(2) million of provision for loan losses in the current period was the result of stable credit trends.

○	Net charge-offs were $10 million compared to $19 million.

○	Delinquencies greater than 90 days were $1.9 billion compared to $2.7 billion.

○	Forbearances were $5.3 billion compared to $6.3 billion.

•	Other revenue increased $2 million.

•	Expenses were $2 million lower primarily as a result of the paydown of the loan portfolio.

•

Our servicing outsourcing agreement with MOHELA took effect on July 1. Borrower transition is planned for this fall after comprehensive communications. Borrowers will continue to use the same account numbers, phone numbers, payment plans, and other details.

CONSUMER LENDING

In this segment, Navient owns and manages a portfolio of Private Education Loans. Through our Earnest brand, we also refinance and originate Private Education Loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q24	1Q24	2Q23

Net interest income	$126	$134	$143
Provision for loan losses	16	11	6
Other revenue	3	4	5

Total revenue	113	127	142
Expenses	34	32	42

Pre-tax income	79	95	100

Net income	$60	$73	$75

Segment net interest margin	2.89%	2.99%	2.97%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.01%	3.10%	3.12%
Provision for loan losses	$16	$11	$6
Net charge-offs	$67	$99	$62
Net charge-off rate	1.65%	2.40%	1.39%
Greater than 30-days delinquency rate	5.2%	5.0%	4.4%
Greater than 90-days delinquency rate	2.2%	2.1%	2.0%
Forbearance rate	1.8%	1.8%	1.8%
Average Private Education Loans	$16,936	$17,385	$18,690
Ending Private Education Loans, net	$16,238	$16,608	$17,732
Private Education Refinance Loans:
Net charge-offs	$12	$11	$8
Greater than 90-days delinquency rate	.5%	.5%	.3%
Average Private Education Refinance Loans	$8,662	$8,796	$9,293
Ending Private Education Refinance Loans, net	$8,494	$8,619	$9,059
Private Education Refinance Loan originations	$222	$228	$142

DISCUSSION OF RESULTS — 2Q24 vs. 2Q23

•	Originated $278 million of Private Education Loans compared to $197 million.

○	Refinance Loan originations were $222 million compared to $142 million.

○	In-school loan originations were $56 million compared to $55 million.

•	Net income was $60 million compared to $75 million.

•	Net interest income decreased $17 million primarily due to the paydown of the loan portfolio.

•

Provision for loan losses increased $10 million. The provision for loan losses of $16 million in the current period included $6 million in connection with loan originations and $10 million related to a general reserve build. The provision of $6 million in the year-ago quarter included $4 million in connection with loan originations and $2 million related to a general reserve build.

○	Net charge-offs were $67 million, up $5 million from $62 million.

○	Private Education Loan delinquencies greater than 90 days: $351 million, unchanged from $351 million.

○	Private Education Loan forbearances: $294 million, down $34 million from $328 million.

•	Other revenue decreased $2 million.

•	Expenses decreased $8 million primarily due to improved marketing efficiencies.

BUSINESS PROCESSING
In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q24	1Q24	2Q23
Revenue from government services	$49	$48	$52
Revenue from healthcare services	32	29	31

Total fee revenue	81	77	83
Expenses	62	69	75

Pre-tax income	19	8	8

Net income	$15	$6	$6

EBITDA(1)	$20	$9	$8
EBITDA margin(1)	25%	11%	10%

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

DISCUSSION OF RESULTS — 2Q24 vs. 2Q23

•	Revenue was $81 million, $2 million lower.

•	Net income was $15 million compared to $6 million.

•

EBITDA was $20 million, up $12 million, primarily as a result of several efficiency initiatives recently implemented as well as the year-ago period having elevated upfront start-up costs on new contracts.

•	EBITDA margin was 25%, up from 10%.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 26, 2024 (the 2023 Form 10-K).

Navient will hold a live audio webcast today, July 24, 2024, at 8 a.m. ET, hosted by David Yowan, president and CEO, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospectus and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goals,” or “target.” Such statements are based on management’s expectations as of the date of this release and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. For Navient, these factors include, among other things: general economic conditions, including the potential impact of inflation and interest rates on Navient and its clients and customers and on the creditworthiness of third parties; and increased defaults on education loans held by us. The company could also be affected by, among other things, unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations or the timing of the execution and implementation of current laws, rules or regulations or future laws, executive orders or other policy initiatives that operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs or extensions of previously announced deadlines which may increase or decrease the prepayment rates on education loans and accelerate or slow down the repayment of the bonds in our securitization trusts; a reduction in our credit ratings; changes to applicable laws, rules, regulations and government policies and expanded regulatory and governmental oversight; changes in the general interest rate environment, including the availability of any relevant money-market index rate or the relationship between the relevant money-market index rate and the rate at which our assets are priced; the interest rate characteristics of our assets do not always match those of our funding arrangements; adverse market conditions or an inability to effectively manage our liquidity risk or access liquidity could negatively impact us; the cost and availability of funding in the capital markets; our ability to earn Floor Income and our ability to enter into hedges relative to that Floor Income are dependent on the future interest rate environment and therefore is variable; our use of derivatives exposes us to credit and market risk; our ability to continually and effectively align our cost structure with our business operations; a failure or breach of our operating systems, infrastructure or information technology systems; failure by any third party providing us material services or products or a breach or violation of law by one of these third parties; our work with government clients exposes us to additional risks inherent in the government contracting environment; acquisitions, strategic initiatives and investments or divestitures that we pursue; shareholder activism; reputational risk and social factors; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2023, and in our other reports filed with the Securities and Exchange Commission. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, healthcare and government. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			SIX MONTHS ENDED
(In millions, except per share data)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
GAAP Basis
Net income	$36	$73	$66	$109	$177
Diluted earnings per common share	$.32	$.64	$.52	$.97	$1.39
Weighted average shares used to compute diluted earnings per share	112	114	125	113	128
Return on assets	.26%	.51%	.41%	.39%	.55%

Core Earnings Basis(1)
Net income(1)	$33	$54	$88	$86	$221
Diluted earnings per common share(1)	$.29	$.47	$.70	$.77	$1.73
Weighted average shares used to compute diluted earnings per share	112	114	125	113	128
Net interest margin, Federal Education Loan segment	.36%	.55%	.97%	.46%	1.05%
Net interest margin, Consumer Lending segment	2.89%	2.99%	2.97%	2.94%	3.05%
Return on assets	.24%	.37%	.55%	.31%	.69%

Education Loan Portfolios
Ending FFELP Loans, net	$32,940	$35,879	$40,851	$32,940	$40,851
Ending Private Education Loans, net	16,238	16,608	17,732	16,238	17,732

Ending total education loans, net	$49,178	$52,487	$58,583	$49,178	$58,583

Average FFELP Loans	$34,741	$37,158	$41,869	$35,950	$42,562
Average Private Education Loans	16,936	17,385	18,690	17,160	18,988

Average total education loans	$51,677	$54,543	$60,559	$53,110	$61,550

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				June 30, 2024 vs. March 31, 2024		June 30, 2024 vs. June 30, 2023
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2024	March 31, 2024	June 30, 2023	$	%	$	%
Interest income:
FFELP Loans	$608	$661	$720	$(53)	(8)%	$(112)	(16)%
Private Education Loans	317	328	341	(11)	(3)	(24)	(7)
Cash and investments	48	38	36	10	26	12	33

Total interest income	973	1,027	1,097	(54)	(5)	(124)	(11)
Total interest expense	843	875	919	(32)	(4)	(76)	(8)

Net interest income	130	152	178	(22)	(14)	(48)	(27)
Less: provisions for loan losses	14	12	11	2	17	3	27

Net interest income after provisions for loan losses	116	140	167	(24)	(17)	(51)	(31)
Other income (loss):
Servicing revenue	18	17	16	1	6	2	13
Asset recovery and business processing revenue	81	77	83	4	5	(2)	(2)
Other income	4	9	4	(5)	(56)	—	—
Gains (losses) on derivative and hedging activities, net	14	32	26	(18)	(56)	(12)	(46)

Total other income (loss)	117	135	129	(18)	(13)	(12)	(9)
Expenses:
Operating expenses	166	183	182	(17)	(9)	(16)	(9)
Goodwill and acquired intangible asset impairment and amortization expense	3	3	3	—	—	—	—
Restructuring/other reorganization expenses	16	1	15	15	1,500	1	7

Total expenses	185	187	200	(2)	(1)	(15)	(8)

Income before income tax expense	48	88	96	(40)	(45)	(48)	(50)
Income tax expense	12	15	30	(3)	(20)	(18)	(60)

Net income	$36	$73	$66	$(37)	(51)%	$(30)	(45)%

Basic earnings per common share	$.32	$.65	$.53	$(.33)	(51)%	$(.21)	(40)%

Diluted earnings per common share	$.32	$.64	$.52	$(.32)	(50)%	$(.20)	(38)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	SIX MONTHS ENDED June 30,		Increase (Decrease)
(In millions, except per share data)	2024	2023	$	%
Interest income:
FFELP Loans	$1,269	$1,413	$(144)	(10)%
Private Education Loans	645	686	(41)	(6)
Cash and investments	86	70	16	23

Total interest income	2,000	2,169	(169)	(8)
Total interest expense	1,718	1,756	(38)	(2)

Net interest income	282	413	(131)	(32)
Less: provisions for loan losses	26	(3)	29	967

Net interest income after provisions for loan losses	256	416	(160)	(38)
Other income (loss):
Servicing revenue	35	33	2	6
Asset recovery and business processing revenue	158	155	3	2
Other income	13	11	2	18
Gains (losses) on derivative and hedging activities, net	46	17	29	171

Total other income (loss)	252	216	36	17
Expenses:
Operating expenses	350	368	(18)	(5)
Goodwill and acquired intangible asset impairment and amortization expense	5	5	—	—
Restructuring/other reorganization expenses	17	19	(2)	(11)

Total expenses	372	392	(20)	(5)

Income before income tax expense	136	240	(104)	(43)
Income tax expense	27	63	(36)	(57)

Net income	$109	$177	$(68)	(38)%

Basic earnings per common share	$.98	$1.40	$(.42)	(30)%

Diluted earnings per common share	$.97	$1.39	$(.42)	(30)%

Dividends per common share	$.32	$.32	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	June 30, 2024	March 31, 2024	June 30, 2023
Assets
FFELP Loans (net of allowance for loan losses of $194, $206 and $200, respectively)	$32,940	$35,879	$40,851
Private Education Loans (net of allowance for loan losses of $493, $538 and $657, respectively)	16,238	16,608	17,732
Investments	132	129	158
Cash and cash equivalents	1,088	823	1,317
Restricted cash and cash equivalents	2,918	2,125	1,951
Goodwill and acquired intangible assets, net	690	692	700
Other assets	2,616	2,773	2,889

Total assets	$56,622	$59,029	$65,598

Liabilities
Short-term borrowings	$5,326	$4,427	$4,838
Long-term borrowings	47,545	50,848	56,936
Other liabilities	1,003	988	894

Total liabilities	53,874	56,263	62,668

Commitments and contingencies

Equity
Series A Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 465 million, 465 million and 464 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,367	3,360	3,343
Accumulated other comprehensive income (loss), net of tax	10	15	65
Retained earnings	4,710	4,691	4,625

Total stockholders’ equity before treasury stock	8,091	8,070	8,037
Less: Common stock held in treasury: 356 million, 353 million and 342 million shares, respectively	(5,343)	(5,304)	(5,107)

Total equity	2,748	2,766	2,930

Total liabilities and equity	$56,622	$59,029	$65,598

GAAP COMPARISON OF 2024 RESULTS WITH 2023

Three Months Ended June 30, 2024 Compared with Three Months Ended June 30, 2023

For the three months ended June 30, 2024, net income was $36 million, or $0.32 diluted earnings per common share, compared with net income of $66 million, or $0.52 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $48 million primarily as a result of the paydown of the FFELP and Private Education Loan portfolios. The FFELP portfolio experienced a $1.9 billion increase in prepayments ($2.5 billion in the current quarter compared with $600 million in the year-ago quarter). This increase in prepayments resulted in the write-off of an additional $20 million of loan premium in the current quarter compared to the year-ago quarter. There was also a decrease in net interest income due to the impact of increasing interest rates on the different index resets for the FFELP loan assets and debt. These decreases were partially offset by a $42 million decrease in mark-to-market losses on fair value hedges recorded in interest expense.

•	Provisions for loan losses increased $3 million from $11 million to $14 million:

○	The provision for FFELP Loan losses decreased $7 million from $5 million to $(2) million.

○	The provision for Private Education Loan losses increased $10 million from $6 million to $16 million.

The provision for FFELP Loan losses of $(2) million in the current period was the result of stable credit trends.

The provision for Private Education Loan losses of $16 million in the current period included $6 million in connection with loan originations and $10 million related to a general reserve build. The provision of $6 million in the year-ago quarter included $4 million in connection with loan originations, and $2 million related to a general reserve build.

•

Net gains on derivative and hedging activities decreased $12 million, primarily due to interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses decreased $16 million, primarily due to a decline in the business processing segment expenses as a result of several efficiency initiatives recently implemented as well as the year-ago period having elevated upfront start-up costs on new contracts. Additionally, there was a decline in overall servicing costs as well as lower in-school loan marketing spend as a result of improved marketing efficiencies. This decrease was partially offset by a $20 million contingency loss accrual (regulatory-related expense) recorded in the current period related to recent developments in connection with CFPB matters.

•

Restructuring expenses increased $1 million due to an increase in severance-related costs. The current quarter’s restructuring expense of $16 million included $13 million of severance-related costs in connection with the various strategic initiatives being implemented to simplify the company, reduce our expense base and enhance our flexibility.

We repurchased 2.5 million and 4.9 million shares of our common stock during the second quarters of 2024 and 2023, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 13 million common shares (or 10%) from the year-ago period.

Six Months Ended June 30, 2024 Compared with Six Months Ended June 30, 2023

For the six months ended June 30, 2024, net income was $109 million, or $0.97 diluted earnings per common share, compared with net income of $177 million, or $1.39 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $131 million primarily as a result of the paydown of the FFELP and Private Education Loan portfolios. The FFELP portfolio experienced a $2.8 billion increase in prepayments ($4.1 billion in the current period compared with $1.3 billion in the year-ago period). This increase in prepayments resulted in the write-off of an additional $28 million of loan premium in the current period compared to the year-ago period. There was also a decrease in net interest income due to the impact of increasing interest rates on the different index resets for the FFELP loan assets and debt. These decreases were partially offset by a $47 million decrease in mark-to-market losses on fair value hedges recorded in interest expense.

•	Provisions for loan losses increased $29 million from $(3) million to $26 million:

○	The provision for FFELP Loan losses decreased $16 million from $15 million to $(1) million.

○	The provision for Private Education Loan losses increased $45 million from $(18) million to $27 million.

The provision for FFELP Loan losses of $(1) million in the current period was the result of stable credit trends.

The provision for Private Education Loan losses of $27 million in the current period included $11 million in connection with loan originations and $16 million related to a general reserve build. The provision of $(18) million in the year-ago period included $(60) million in connection with the adoption of ASU No. 2022-02, $9 million in connection with loan originations, $23 million in connection with the resolution of certain private legacy loans in bankruptcy and $10 million related to a general reserve build. See our 2023 Form 10-K for further discussion on the adoption of ASU No. 2022-02 as well as the resolution of certain private legacy loans in bankruptcy.

•

Net gains on derivative and hedging activities increased $29 million primarily due to interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses decreased $18 million, primarily due to lower in-school loan marketing spend as a result of improved marketing efficiencies. There was a decrease in the business processing segment expenses as a result of several efficiency initiatives recently implemented as well as the year-ago period having elevated upfront start-up costs on new contracts. Additionally, there was a decline in overall servicing costs. This decrease was partially offset by a $32 million contingency loss accrual (regulatory-related expense) recorded in the current period related to recent developments in connection with CFPB matters.

We repurchased 5.0 million and 9.8 million shares of our common stock during the six months ended June 30, 2024 and 2023, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 15 million common shares (or 12%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	June 30, 2024		March 31, 2024		June 30, 2023
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$350		$369		$341
Loans in forbearance(2)	294		297		328
Loans in repayment and percentage of each status:
Loans current	15,250	94.8%	15,661	95.0%	16,942	95.6%
Loans delinquent 31-60 days(3)	311	1.9	303	1.9	276	1.6
Loans delinquent 61-90 days(3)	175	1.1	165	1.0	151	.8
Loans delinquent greater than 90 days(3)	351	2.2	351	2.1	351	2.0

Total Private Education Loans in repayment	16,087	100%	16,480	100%	17,720	100%

Total Private Education Loans, gross	16,731		17,146		18,389
Private Education Loan allowance for losses	(493)		(538)		(657)

Private Education Loans, net	$16,238		$16,608		$17,732

Percentage of Private Education Loans in repayment		96.2%		96.1%		96.4%

Delinquencies as a percentage of Private Education Loans in repayment		5.2%		5.0%		4.4%

Loans in forbearance as a percentage of loans in repayment and forbearance		1.8%		1.8%		1.8%

Cosigner rate(4)		32%		33%		33%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 66%, 66% and 65% for second-quarter 2024, first-quarter 2024, and second-quarter 2023, respectively.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	June 30, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$206	$538	$744
Total provision	(2)	16	14
Charge-offs:
Gross charge-offs	(10)	(77)	(87)
Expected future recoveries on current period gross charge-offs	—	10	10

Net charge-offs(1)	(10)	(67)	(77)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	6	6

Allowance at end of period (GAAP)	194	493	687
Plus: expected future recoveries on previously fully charged-off loans(2)	—	211	211

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$194	$704	$898

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	1.65%
Allowance coverage of charge-offs (annualized)(3)	5.0	2.6	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.6%	4.2%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.7%	4.4%	(Non-GAAP)
Ending total loans	$33,134	$16,731
Average loans in repayment	$27,509	$16,271
Ending loans in repayment	$26,411	$16,087

	QUARTER ENDED
	March 31, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$215	$617	$832
Total provision	1	11	12
Charge-offs:
Gross charge-offs	(10)	(110)	(120)
Expected future recoveries on current period gross charge-offs	—	11	11

Net charge-offs(1)(4)	(10)	(99)	(109)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	9	9

Allowance at end of period (GAAP)	206	538	744
Plus: expected future recoveries on previously fully charged-off loans(2)	—	217	217

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$206	$755	$961

Net charge-offs as a percentage of average loans in repayment (annualized)	.13%	2.40%
Allowance coverage of charge-offs (annualized)(3)	5.3	1.8	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.6%	4.4%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.7%	4.6%	(Non-GAAP)
Ending total loans	$36,085	$17,146
Average loans in repayment	$29,736	$16,671
Ending loans in repayment	$28,985	$16,480

	QUARTER ENDED
	June 30, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$214	$706	$920
Total provision	5	6	11
Charge-offs:
Gross charge-offs	(19)	(73)	(92)
Expected future recoveries on current period gross charge-offs	—	11	11

Net charge-offs(1)	(19)	(62)	(81)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	7	7

Allowance at end of period (GAAP)	200	657	857
Plus: expected future recoveries on previously fully charged-off loans(2)	—	262	262

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$200	$919	$1,119

Net charge-offs as a percentage of average loans in repayment (annualized)	.22%	1.39%
Allowance coverage of charge-offs (annualized)(3)	2.7	3.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.5%	5.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.6%	5.2%	(Non-GAAP)
Ending total loans	$41,051	$18,389
Average loans in repayment	$33,790	$17,990
Ending loans in repayment	$33,076	$17,720

	SIX MONTHS ENDED
	June 30, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$215	$617	$832
Total provision	(1)	27	26
Charge-offs:
Gross charge-offs	(20)	(187)	(207)
Expected future recoveries on current period gross charge-offs	—	21	21

Net charge-offs(1)(4)	(20)	(166)	(186)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	15	15

Allowance at end of period (GAAP)	194	493	687
Plus: expected future recoveries on previously fully charged-off loans(2)	—	211	211

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$194	$704	$898

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	2.03%
Allowance coverage of charge-offs (annualized)(3)	4.9	2.1	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.6%	4.2%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.7%	4.4%	(Non-GAAP)
Ending total loans	$33,134	$16,731
Average loans in repayment	$28,622	$16,471
Ending loans in repayment	$26,411	$16,087

	SIX MONTHS ENDED
	June 30, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$222	$800	$1,022
Total provision	15	(18)	(3)
Charge-offs:
Gross charge-offs	(37)	(161)	(198)
Expected future recoveries on current period gross charge-offs	—	24	24

Net charge-offs(1)	(37)	(137)	(174)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	12	12

Allowance at end of period (GAAP)	200	657	857
Plus: expected future recoveries on previously fully charged-off loans(2)	—	262	262

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$200	$919	$1,119

Net charge-offs as a percentage of average loans in repayment (annualized)	.22%	1.51%
Allowance coverage of charge-offs (annualized)(3)	2.7	3.3	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.5%	5.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.6%	5.2%	(Non-GAAP)
Ending total loans	$41,051	$18,389
Average loans in repayment	$34,046	$18,270
Ending loans in repayment	$33,076	$17,720

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Beginning of period expected future recoveries on previously fully charged-off loans	$217	$226	$268	$226	$274
Expected future recoveries of current period defaults	10	11	11	21	24
Recoveries (cash collected)	(10)	(11)	(11)	(21)	(24)
Charge-offs (as a result of lower recovery expectations)	(6)	(9)	(6)	(15)	(12)

End of period expected future recoveries on previously fully charged-off loans	$211	$217	$262	$211	$262

Change in balance during period	$(6)	$(9)	$(7)	$(15)	$(12)

(3)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(4)	$28 million of first-quarter Private Education Loan net charge-offs is in connection with the resolution of certain private legacy loans in bankruptcy. This was previously reserved for in 2023.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.1 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $4.8 billion of senior unsecured notes that mature in the long term (from 2025 to 2043 with 56% maturing by 2029), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities, issue term ABS, enter into additional Private Education Loan and FFELP Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 2.5 million shares of common stock for $38 million in the second quarter of 2024 and have $209 million of unused share repurchase authority as of June 30, 2024.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023
Ending balances:
Total unrestricted cash and liquid investments	$1,088	$823	$1,317
Unencumbered FFELP Loans	160	133	69
Unencumbered Private Education Refinance Loans	326	88	45

Total	$1,574	$1,044	$1,431

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Average balances:
Total unrestricted cash and liquid investments	$1,116	$767	$963	$941	$894
Unencumbered FFELP Loans	148	115	94	132	90
Unencumbered Private Education Refinance Loans	224	218	100	221	83

Total	$1,488	$1,100	$1,157	$1,294	$1,067

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan ABCP facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from July 2024 to April 2026.

(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023
Ending balances:
FFELP Loan ABCP facilities	$416	$409	$28
Private Education Loan ABCP facilities	2,088	1,340	1,983

Total	$2,504	$1,749	$2,011

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Average balances:
FFELP Loan ABCP facilities	$409	$408	$68	$409	$87
Private Education Loan ABCP facilities	1,664	1,563	1,888	1,613	1,681

Total	$2,073	$1,971	$1,956	$2,022	$1,768

At June 30, 2024, we had a total of $3.4 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.3 billion of our unencumbered tangible assets of which $1.2 billion and $160 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of June 30, 2024, we had $4.9 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). We enter into repurchase facilities at times to borrow against the encumbered net assets of these financing vehicles. As of June 30, 2024, $0.9 billion of repurchase facility borrowings were outstanding.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	June 30, 2024	March 31, 2024	June 30, 2023
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.2	$3.3	$3.5
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	1.7	2.2	1.8
Tangible unencumbered assets(1)	3.4	2.8	3.6
Senior unsecured debt	(5.9)	(5.9)	(6.5)
Mark-to-market on unsecured hedged debt(2)	.2	.2	.2
Other liabilities, net	(.5)	(.5)	(.4)

Total Tangible Equity(3)	$2.1	$2.1	$2.2

(1)	Excludes goodwill and acquired intangible assets.

(2)

At June 30, 2024, March 31, 2024, and June 30, 2023, there were $(230) million, $(236) million and $(286) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

(3)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our Board of Directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED JUNE 30, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$925					$608	$317	$—	$—
Cash and investments	48					28	7	—	13

Total interest income	973					636	324	—	13
Total interest expense	843					603	198	—	36

Net interest income (loss)	130	$9	$(3)	$6	$136	33	126	—	(23)
Less: provisions for loan losses	14				14	(2)	16	—	—

Net interest income (loss) after provisions for loan losses	116					35	110	—	(23)
Other income (loss):
Servicing revenue	18					15	3	—	—
Asset recovery and business processing revenue	81					—	—	81	—
Other revenue	18					2	—	—	2

Total other income (loss)	117	(9)	(5)	(14)	103	17	3	81	2
Expenses:
Direct operating expenses	112					16	34	62	—
Unallocated shared services expenses	54					—	—	—	54

Operating expenses	166				166	16	34	62	54
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	16	—	—	—	16	—	—	—	16

Total expenses	185	—	(3)	(3)	182	16	34	62	70

Income (loss) before income tax expense (benefit)	48	—	(5)	(5)	43	36	79	19	(91)
Income tax expense (benefit)(2)	12	—	(2)	(2)	10	8	19	4	(21)

Net income (loss)	$36	$—	$(3)	$(3)	$33	$28	$60	$15	$(70)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$6	$—	$6
Total other income (loss)	(14)	—	(14)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$(8)	$3	(5)

Income tax expense (benefit)			(2)

Net income (loss)			$(3)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$989					$661	$328	$—	$—
Cash and investments	38					23	7	—	8

Total interest income	1,027					684	335	—	8
Total interest expense	875					631	201	—	32

Net interest income (loss)	152	$10	$1	$11	$163	53	134	—	(24)
Less: provisions for loan losses	12				12	1	11	—	—

Net interest income (loss) after provisions for loan losses	140					52	123	—	(24)
Other income (loss):
Servicing revenue	17					13	4	—	—
Asset recovery and business processing revenue	77					—	—	77	—
Other revenue	41					4	—	—	5

Total other income (loss)	135	(10)	(22)	(32)	103	17	4	77	5
Expenses:
Direct operating expenses	118					17	32	69	—
Unallocated shared services expenses	65					—	—	—	65

Operating expenses	183				183	17	32	69	65
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	1	—	—	—	1	—	—	—	1

Total expenses	187	—	(3)	(3)	184	17	32	69	66

Income (loss) before income tax expense (benefit)	88	—	(18)	(18)	70	52	95	8	(85)
Income tax expense (benefit)(2)	15	—	1	1	16	12	22	2	(20)

Net income (loss)	$73	$—	$(19)	$(19)	$54	$40	$73	$6	$(65)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$11	$—	$11
Total other income (loss)	(32)	—	(32)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$(21)	$3	(18)

Income tax expense (benefit)			1

Net income (loss)			$(19)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,061					$721	$341	$—	$—
Cash and investments	36					18	7	—	11

Total interest income	1,097					739	348	—	11
Total interest expense	919					633	205	—	39

Net interest income (loss)	178	$4	$39	$43	$221	106	143	—	(28)
Less: provisions for loan losses	11				11	5	6	—	—

Net interest income (loss) after provisions for loan losses	167					101	137	—	(28)
Other income (loss):
Servicing revenue	16					13	3	—	—
Asset recovery and business processing revenue	83					—	—	83	—
Other revenue	30					2	2	—	—

Total other income (loss)	129	(4)	(22)	(26)	103	15	5	83	—
Expenses:
Direct operating expenses	135					18	42	75	—
Unallocated shared services expenses	47					—	—	—	47

Operating expenses	182				182	18	42	75	47
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	15	—	—	—	15	—	—	—	15

Total expenses	200	—	(3)	(3)	197	18	42	75	62

Income (loss) before income tax expense (benefit)	96	—	20	20	116	98	100	8	(90)
Income tax expense (benefit)(2)	30	—	(2)	(2)	28	22	25	2	(21)

Net income (loss)	$66	$—	$22	$22	$88	$76	$75	$6	$(69)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$43	$—	$43
Total other income (loss)	(26)	—	(26)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$17	$3	20

Income tax expense (benefit)			(2)

Net income (loss)			$22

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjust- ments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,914					$1,269	$645	$—	$—
Cash and investments	86					51	14	—	21

Total interest income	2,000					1,320	659	—	21
Total interest expense	1,718					1,233	400	—	68

Net interest income (loss)	282	$19	$(2)	$17	$299	87	259	—	(47)
Less: provisions for loan losses	26				26	(1)	27	—	—

Net interest income (loss) after provisions for loan losses	256					88	232	—	(47)
Other income (loss):
Servicing revenue	35					28	7	—	—
Asset recovery and business processing revenue	158					—	—	158	—
Other revenue	59					5	1	—	7

Total other income (loss)	252	(19)	(27)	(46)	206	33	8	158	7
Expenses:
Direct operating expenses	231					33	67	131	—
Unallocated shared services expenses	119					—	—	—	119

Operating expenses	350				350	33	67	131	119
Goodwill and acquired intangible asset impairment and amortization	5	—	(5)	(5)	—	—	—	—	—
Restructuring/other reorganization expenses	17	—	—	—	17	—	—	—	17

Total expenses	372	—	(5)	(5)	367	33	67	131	136

Income (loss) before income tax expense (benefit)	136	—	(24)	(24)	112	88	173	27	(176)
Income tax expense (benefit)(2)	27	—	(1)	(1)	26	20	40	6	(40)

Net income (loss)	$109	$—	$(23)	$(23)	$86	$68	$133	$21	$(136)

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$17	$—	$17
Total other income (loss)	(46)	—	(46)
Goodwill and acquired intangible asset impairment and amortization	—	(5)	(5)

Total Core Earnings adjustments to GAAP	$(29)	$5	(24)

Income tax expense (benefit)			(1)

Net income (loss)			$(23)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjust- ments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$2,099					$1,416	$686	$—	$—
Cash and investments	70					38	13	—	19

Total interest income	2,169					1,454	699	—	19
Total interest expense	1,756					1,223	402	—	73

Net interest income (loss)	413	$16	$45	$61	$474	231	297	—	(54)
Less: provisions for loan losses	(3)				(3)	15	(18)	—	—

Net interest income (loss) after provisions for loan losses	416					216	315	—	(54)
Other income (loss):
Servicing revenue	33					27	6	—	—
Asset recovery and business processing revenue	155					—	—	155	—
Other revenue	28					7	1	—	3

Total other income (loss)	216	(16)	(1)	(17)	199	34	7	155	3
Expenses:
Direct operating expenses	259					38	79	142	—
Unallocated shared services expenses	109					—	—	—	109

Operating expenses	368				368	38	79	142	109
Goodwill and acquired intangible asset impairment and amortization	5	—	(5)	(5)	—	—	—	—	—
Restructuring/other reorganization expenses	19	—	—	—	19	—	—	—	19

Total expenses	392	—	(5)	(5)	387	38	79	142	128

Income (loss) before income tax expense (benefit)	240	—	49	49	289	212	243	13	(179)
Income tax expense (benefit)(2)	63	—	5	5	68	50	58	3	(43)

Net income (loss)	$177	$—	$44	$44	$221	$162	$185	$10	$(136)

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$61	$—	$61
Total other income (loss)	(17)	—	(17)
Goodwill and acquired intangible asset impairment and amortization	—	(5)	(5)

Total Core Earnings adjustments to GAAP	$44	$5	49

Income tax expense (benefit)			5

Net income (loss)			$44

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
GAAP net income	$36	$73	$66	$109	$177
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	(8)	(21)	17	(29)	44
Net impact of goodwill and acquired intangible assets	3	3	3	5	5
Net tax effect	2	(1)	2	1	(5)

Total Core Earnings adjustments to GAAP	(3)	(19)	22	(23)	44

Core Earnings net income	$33	$54	$88	$86	$221

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we originally sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$(14)	$(32)	$(26)	$(46)	$(17)
Plus: (Gains) losses on fair value hedging activity included in interest expense	(5)	—	37	(5)	42

Total (gains) losses in GAAP net income	(19)	(32)	11	(51)	25
Plus: Reclassification of settlement income (expense) on derivative and hedging activities, net(1)	9	10	4	19	16

Mark-to market (gains) losses on derivative and hedging activities, net(2)	(10)	(22)	15	(32)	41
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	—	—	1	—	3
Other derivative accounting adjustments(3)	2	1	1	3	—

Total net impact of derivative accounting	$(8)	$(21)	$17	$(29)	$44

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$—	$—	$—	$—	$—
Net settlement income (expense) on interest rate swaps reclassified to net interest income	9	10	4	19	16

Total reclassifications of settlement income (expense) on derivative and hedging activities	$9	$10	$4	$19	$16

(2)	“Mark-to-market (gains) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Fair Value Hedges	$2	$(3)	$13	$(2)	$16
Foreign currency hedges	(7)	3	24	(3)	26
Floor Income Contracts	—	—	—	—	—
Basis swaps	—	—	(3)	—	—
Other	(5)	(22)	(19)	(27)	(1)

Total mark-to-market (gains) losses on derivative and hedging activities, net	$(10)	$(22)	$15	$(32)	$41

(3)

Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of June 30, 2024, derivative accounting has increased GAAP equity by approximately $12 million as a result of cumulative net mark-to-market gains (after tax) recognized under GAAP, but not in Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Beginning impact of derivative accounting on GAAP equity	$11	$(1)	$81	$(1)	$122
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	1	12	(14)	13	(55)

Ending impact of derivative accounting on GAAP equity	$12	$11	$67	$12	$67

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Total pre-tax net impact of derivative accounting recognized in net income(a)	$8	$21	$(17)	$29	$(44)
Tax and other impacts of derivative accounting adjustments	(2)	(5)	4	(7)	11
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(5)	(4)	(1)	(9)	(22)

Net impact of net mark-to-market gains (losses) under derivative accounting	$1	$12	$(14)	$13	$(55)

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded Floor Income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cash flow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023
Total hedged Floor Income, net of tax(1)(2)	$69	$80	$142

(1)  $90 million, $104 million and $186 million on a pre-tax basis as of June 30, 2024, March 31, 2024 and June 30, 2023, respectively.

(2)  Of the $69 million as of June 30, 2024, approximately $16 million, $19 million, $16 million and $10 million will be recognized as part of Core Earnings net income in the remainder of 2024, 2025, 2026 and 2027, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Core Earnings goodwill and acquired intangible asset adjustments	$3	$3	$3	$5	$5

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP Loan portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023
Navient Corporation’s stockholders’ equity	$2,748	$2,766	$2,930
Less: Goodwill and acquired intangible assets	690	692	700

Tangible Equity	2,058	2,074	2,230
Less: Equity held for FFELP Loans	165	179	204

Adjusted Tangible Equity	$1,893	$1,895	$2,026

Divided by:
Total assets	$56,622	$59,029	$65,598
Less:
Goodwill and acquired intangible assets	690	692	700
FFELP Loans	32,940	35,879	40,851

Adjusted tangible assets	$22,992	$22,458	$24,047

Adjusted Tangible Equity Ratio	8.2%	8.4%	8.4%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (EBITDA)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	Mach 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Core Earnings pre-tax income	$19	$8	$8	$27	$13
Plus:
Depreciation and amortization expense(1)	1	1	—	2	1

EBITDA	$20	$9	$8	$29	$14

Divided by:
Total revenue	$81	$77	$83	$158	$155

EBITDA margin	25%	11%	10%	18%	9%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of June 30, 2024, the $704 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $16,731 million Private Education Loan portfolio. The $211 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $16,731 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Allowance at end of period (GAAP)	$493	$538	$657	$493	$657
Plus: expected future recoveries on previously fully charged-off loans	211	217	262	211	262

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$704	$755	$919	$704	$919

Ending total loans	$16,731	$17,146	$18,389	$16,731	$18,389
Ending loans in repayment	$16,087	$16,480	$17,720	$16,087	$17,720
Net charge-offs	$67	$99	$62	$166	$137

Allowance coverage of charge-offs (annualized):
GAAP	1.8	1.3	2.6	1.5	2.4
Adjustment(1)	.8	.5	1.1	.6	.9

Non-GAAP Financial Measure(1)	2.6	1.8	3.7	2.1	3.3

Allowance as a percentage of the ending total loan balance:
GAAP	2.9%	3.1%	3.6%	2.9%	3.6%
Adjustment(1)	1.3	1.3	1.4	1.3	1.4

Non-GAAP Financial Measure(1)	4.2%	4.4%	5.0%	4.2%	5.0%

Allowance as a percentage of the ending loans in repayment:
GAAP	3.1%	3.3%	3.7%	3.1%	3.7%
Adjustment(1)	1.3	1.3	1.5	1.3	1.5

Non-GAAP Financial Measure(1)	4.4%	4.6%	5.2%	4.4%	5.2%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.